CONSULTING AGREEMENT

THIS AGREEMENT effective the 1st day of January, 2025 (the "Effective Date").

BETWEEN:

STARFIGHTERS SPACE, INC., a company existing under the laws of the State of Delaware with an address at Reusable Launch Vehicle Hangar, Hangar Rd., Cape Canaveral, FL, 32920

(the "Company")

OF THE FIRST PART

AND

FORTUNA ADVISORS, LLC, a Delaware limited liability company with an address at 1-1800 Sunset Harbour Dr., Miami Beach, FL 33139

(the "Consultant" and collectively with the Company, the "Parties" and each, a "Party")

OF THE SECOND PART

WHEREAS:

A. The Company is engaged in the business of operating a fleet of fighter jets capable of launching commercial satellites into orbit;

B. The Company is seeking to complete an initial public offering of its shares on the Nasdaq Stock Market;

C. The Consultant provides capital markets and corporate finance advisory services; and

D. The Company wishes to engage the Consultant and the Consultant has agreed to be engaged to provide consulting services to the Company in accordance with the terms of this agreement (the "Agreement")

NOW THEREFORE, the premises, representations, warranties and covenants of each party contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

APPOINTMENT

1. The Company hereby retains the Consultant to provide the services (the "Services") described in Schedule "A" during the Term (as defined below), which the Consultant agrees to undertake on the Company's behalf.

2. The Consultant will provide the Services required under this Agreement honestly and diligently and will use its best efforts to serve the Company and promote its interests.

PAYMENT

3. The Company will (i) pay the Consultant for providing the Services and (ii) reimburse the Consultant for the Consultant's reasonable out-of-pocket expenses incurred, during the Term, and any applicable extension, on the basis set out in Schedule "B".

INDEPENDENT CONTRACTOR

4. The Consultant will be an independent contractor and not the servant or employee of the Company.

5. Unless otherwise agreed and pre-approved by the Company in accordance with Section 3, the Consultant will supply all labor and certain equipment necessary to provide the Services at its own expense.

6. The Consultant shall be responsible for the calculation, payment and reporting of its income taxes and all other taxes and the Company, unless required by law, shall not be responsible for withholding such taxes.

OWNERSHIP

7. The Consultant agrees that all material including but not limited to intellectual property, drawings, schematics, prototypes, designs, marketing plans, marketing materials, manuals, product specifications, plans, customer lists, supplier lists, investor and broker contact lists, contact databases, manufacturing agreements and documents produced or developed by the Consultant as a result of providing Services under this Agreement shall be the exclusive property of the Company, and the use of such material by the Company shall not be restricted in any manner.

8. On termination of the Services for any reason, the Consultant will return all property of the Company then in its possession, including any office equipment, correspondence, documents, computer disks, notebooks, video and audio equipment and tapes, files, user name and passwords for social media and other internet accounts and services, and other tangible property, to the Company immediately and will deliver to the Company all documents pertaining to the Company or its business, including without limitation all correspondence, reports, contracts, data bases related to the Company.

CONFIDENTIALITY

9. The Consultant shall keep all non-public information, data and documents relating to the Company and the Company's clients provided to it by or on behalf of the Company and/or the Company's clients in connection herewith (the "Confidential Information") strictly confidential and shall not disclose any of the same except (a) to those officers, employees, agents and advisors of the Consultant who require access thereto for any purpose in connection with this Agreement, or (b) as may be required by law or in connection with any legal or regulatory proceedings, provided that in the event that the Consultant becomes legally compelled to disclose any of the Confidential Information, the Consultant will provide the Company with prompt written notice before the Confidential Information is disclosed so that the Company may seek an appropriate remedy or waive compliance with the provisions of this Agreement.  In the event that such remedy is not obtained, or that the Company waives compliance with the provisions of this Agreement, the Consultant will furnish only that portion of the Confidential Information which it is advised by written opinion of counsel is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

10. As used herein, the term "Confidential Information" shall include (but not be limited to) information related to the Company's and/or Company's clients' financial condition, results of operations, business and prospects, business plans, strategic planning, business activities, notes, data, memoranda, personnel information about consultants or employees of the Company (or information about other individuals that is in the custody of or under the control of the Company) and any other publicly undisclosed information, in any form or media, relating to the Company. The term "Confidential Information" shall further include (but not be limited to) any information disclosed to the Consultant in a context that suggests that such information is confidential or proprietary, and any other secret or confidential operational, management, personnel, financial, accounting, marketing or tax information relating to the business or operations of the Company and all other data, documents and other material described in this paragraph, together with the contents of analyses, compilations, notes, records, studies, summaries and other documents derived or generated from or reflecting the Consultant's work with the Company (except any information which has been or hereafter is disclosed generally to the public or is ascertainable from any source available to the public other than as a result of disclosure by the Consultant).

11. The Consultant further acknowledges that the Confidential Information, including but not limited to information found in the Company's books, records, printouts, lists, notes, or any other documents or copies thereof relating to the business of the Company is the exclusive property of the Company and may not be used by the Consultant in any manner except in the course of provision of the Services or with the express written consent of the Company.

CONFLICT OF INTEREST

12. The Consultant will not without advance written notice to the Company, during the Term, perform a service for or provide advice to any person, firm or Company where the performance of the service or the provision of the advice may, in the reasonable opinion of the Company, give rise to a conflict of interest with the Consultant's duties to the Company.

INDEMNIFICATION

13. The Consultant will indemnify and hold the Company, its subsidiaries, affiliates, directors, officers, employees, servants, agents and contractors, harmless from all claims resulting from a negligent act or omission in the performance of this Agreement by the Consultant or any of its subcontractors. The Consultant will be responsible for the defense of any suit brought against the Company, its subsidiaries, affiliates, employees, servants, agents or contactors, on account of any such claim and will satisfy any judgement against the Company, its affiliates, subsidiaries, directors, officers, employees, servants, agents or Consultants, resulting therefrom to the extent arising from a negligent act or omission in the performance of the Agreement by the Consultant or any of its subcontractors.

14. The Company will indemnify and hold the Consultant, its subsidiaries, affiliates, directors, officers, employees, servants, agents and contractors, harmless from all claims resulting from a negligent act or omission in the performance of this Agreement by the Company or any of its subcontractors (excluding the Consultant and its subcontractors). The Company will be responsible for the defense of any suit brought against the Consultant, its subsidiaries, affiliates, directors, officers, employees, servants, agents or contactors, on account of any such claim and will satisfy any judgement against the Consultant, its affiliates, subsidiaries, directors, officers, employees, servants, agents or contractors, resulting therefrom to the extent arising from a negligent act or omission in the performance of the Agreement by the Company or any of its subcontractors (excluding the Consultant and its subcontractors).

15. The foregoing indemnification provisions shall survive the termination of this Agreement.

TERM

16. This Agreement shall commence on the Effective Date and continue for a period of 12 months (the "Term"), unless terminated earlier in accordance with section 17, 18 or 19.  Thereafter, this Agreement shall continue on a month-to-month basis.

TERMINATION

17. Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement at any time during the Term for Cause by providing the Consultant written notice. The term "Cause" as used herein means one or more of the following:  (a) the Consultant has materially breached this Agreement and (i) such breach is not capable of cure, or (ii) with respect to a material breach capable of cure, the Consultant has not cured such breach within 30 days after written notice of such breach; (b) the commission of a criminal offense or other crime involving moral turpitude or the commission of any other act or willful omission by the Consultant involving fraud with respect to the Company or any of its clients or vendors; (c) a material breach of the Consultant's fiduciary duty to the Company, if applicable; or (d) negligence or willful misconduct by the Consultant which resulted in material harm to the Company. In making a determination as to whether there is Cause, the Company shall act reasonably and in good faith. When such termination option is exercised, the Company will be under no further obligation to the Consultant except to pay to the Consultant such fees and expenses as the Consultant may be entitled to receive, pursuant to Schedule "B" attached hereto, for Services rendered and expenses incurred to the date the such notice is given to the Consultant.

18. Either Party may terminate this Agreement upon at least 30 days' prior written notice to the other Party, and such termination will be effective at the expiration of such notice period, or at such other time and in such other manner as may be mutually agreed upon by the Parties, provided that the Company may elect to terminate the Consultant at any time by paying to the Consultant the fees it would have been entitled to receive over the 30 day notice period in lieu of such notice.

19. This Agreement will automatically terminate upon the occurrence of any of the following events: (a) the Company's bankruptcy or legal dissolution, or (b) the Consultant's death (if an individual) or bankruptcy or legal dissolution of the Consultant or death of the Consultant's principal (if not an individual).

NOTICES

20. Any notice, payment or any or all of the material that either Party may be required or may desire to give or deliver to the other under this Agreement will be conclusively deemed validly given or delivered to and received by the addressee if delivered by prepaid courier on the date of such delivery, if delivered personally, on the date of such personal delivery.

21. Either Party may, from time to time, advise the other by notice in writing of any change of address of the Party giving such notice and from and after the giving of such notice the address therein specified will be conclusively deemed to be the address of the Party giving such notice.

MISCELLANEOUS

22. The Consultant shall comply with all applicable laws, whether federal, provincial or state, applicable to the Services to be provided hereunder, and when requested by the Company, will advise the Company of any particular compliance issues that arise in the course of the Consultant providing Services to the Company under this Agreement.

23. This Agreement shall be governed by and shall be construed in accordance with the laws and jurisdiction of the State of Delaware.

24. Neither Party may sell, assign or transfer any rights or interests created under this Agreement or delegate any of its respective duties without the prior written consent of the other Party.

25. All amounts in this Agreement are in United States Dollars unless otherwise stated.

26. The headings appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope of any provision of this Agreement.

27. No amendment or modification to this Agreement will become effective unless the same will have been reduced to writing and duly executed by the Parties.

30. The schedules to this Agreement are an integral part of this Agreement as if set out at length in the body of this Agreement.

31. If any covenant or provision contained herein is determined to be void, invalid or unenforceable in whole or in part for any reason whatsoever, it shall not be deemed to affect or impair the validity or enforceability of any other covenant or provisions hereof, and such unenforceable covenant or provisions or part thereof shall be treated as severable from the remained of this Agreement.

32. Each of the Parties confirms and acknowledges that it has been provided with an opportunity to seek independent legal advice with respect to its rights, entitlements, liabilities and obligations hereunder and understands that it has been recommended that such advice be sought prior to entering into this Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

STARFIGHTERS SPACE, INC.	FORTUNA ADVISORS, LLC

/s/ David Whitney	/s/ Justus Parmar

Per: Authorized Signatory	Per: Authorized Signatory
Name: David Whitney	Name: Justus Parmar

Schedule A

Consultant Agreement

SERVICES

During the Term the Consultant shall devote a reasonable number of hours per work week to the Company to provide the following Services:

1. providing capital markets, corporate finance and advisory advice in connection with the initial public offering of the Company's shares on the Nasdaq Stock Market;

2. reviewing potential business development opportunities of the Company; and

3. performing such other duties as may be requested by the Company from time to time and agreed to by the Consultant.

Schedule B

Consultant Agreement

FEES AND EXPENSES

1. Remuneration. During the Consultant's engagement with the Company the Consultant shall be entitled to receive the following remuneration:

a. a base fee of USD$25,000 per month ("Base Fee") plus applicable taxes, payable on a monthly basis.

2. Expenses.  Consultant's reimbursable expenses must be pre-approved by the Company. The Consultant will provide back-up in the way of receipts to the Company for all expenses claimed and shall complete an expense report in the form prescribed by the Company.